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                                 Exhibit 7(b)


                 Holiday RV Superstores, Inc. and Subsidiaries
       Unaudited Condensed Consolidated Proforma Statement of Operations
                      For the Year Ended October 31, 2002


                                                                                          Proforma
                                                            Consolidated   Bakersfield   Adjustments         Proforma
                                                            ------------   ------------  ------------      ------------

ASSETS

Current assets:

   Cash                                                     $         --   $         --  $    100,642 (b)  $    100,642
   Accounts receivable                                           347,828        206,127            --           141,701
   Inventory                                                  18,459,439      3,933,045            --        14,526,394
   Property held for sale                                      3,542,186             --       (32,873)(a)     3,509,313
   Other                                                       1,313,489         38,902            --         1,274,587
                                                            ------------   ------------  ------------      ------------
   Total current assets                                       23,662,942      4,178,074        67,769        19,552,637
Property and equipment, net                                    6,179,588         19,704            --         6,159,884
Other                                                            182,085             --            --           182,085
                                                            ------------   ------------  ------------      ------------
   Total Assets                                             $ 30,024,615   $  4,197,778  $     67,769      $ 25,894,606
                                                            ============   ============  ============      ============

LIABILITIES, MANDATORILY REDEEMABLE
   PREFERRED STOCK AND SHAREHOLDERS'
   EQUITY (DEFICIT)

Current Liabilities:
   Floor plan notes payable                                 $ 15,036,125   $  3,782,021  $   (629,404)(a)  $ 10,624,700
   Accounts payable and accrued liabilities                    4,958,854        382,884            --         4,575,970
   Current portion of capital leases, notes payable,
      mortgages and note payable to affiliate                 12,187,674             --            --        12,187,674
   Current portion of deferred gain on sale leaseback            403,714             --      (331,979)(a)        71,735
   Other                                                       1,468,894             --            --         1,468,894
                                                            ------------   ------------  ------------      ------------
   Total current liabilities                                  34,055,261      4,164,905      (961,383)       28,928,973
Long-term capital leases, notes payable,
   mortgages and note payable to affiliate                       527,491             --            --           527,491
Other                                                            974,031             --            --           974,031
                                                            ------------   ------------  ------------      ------------
   Total liabilities                                          35,556,783      4,164,905      (961,383)       30,430,495
Mandatorily redeemable preferred stock                         4,628,741             --            --         4,628,741
Shareholders' equity (deficit)                               (10,160,909)        32,873       100,642 (b)   (10,093,140)
                                                                                              928,510 (a)       928,510
                                                            ------------   ------------  ------------      ------------
   Total Liabilities, mandatorily redeemable preferred
      stock and shareholders' equity (deficit)              $ 30,024,615   $  4,197,778  $     67,769      $ 25,894,606
                                                            ============   ============  ============      ============


See accompanying notes to unaudited condensed consolidated proforma financial statements.

                 Holiday RV Superstores, Inc. and Subsidiaries
       Unaudited Condensed Consolidated Proforma Statement of Operations
                      For the Year Ended October 31, 2002


                                                                                       Proforma
                                                  Consolidated      Bakersfield       Adjustments           Proforma
                                                  ------------      ------------      -----------         ------------

Sales and service revenue                         $ 77,879,324      $ 14,332,180      $        --         $ 63,547,144
Cost of sales and service                           67,242,521        11,286,166               --           55,956,355
                                                  ------------      ------------      -----------         ------------
      Gross profit                                  10,636,803         3,046,014               --            7,590,789
Operating Expenses                                  26,740,553         1,981,609         (928,510)(a)       23,830,434
                                                  ------------      ------------      -----------         ------------
      Income (loss) from operations                (16,103,750)        1,064,405          928,510          (16,239,645)
Other income (expense):
      Interest                                      (4,570,974)         (230,610)         100,642 (b)       (4,239,722)
      Loss on debt conversion                         (167,784)               --               --             (167,784)
                                                  ------------      ------------      -----------         ------------
      Loss before income tax benefit               (20,842,508)          833,795        1,029,152          (20,647,151)
Income tax benefit                                  (1,780,534)               --               --           (1,780,534)
                                                  ------------      ------------      -----------         ------------
      Net loss                                     (19,061,974)          833,795        1,029,152          (18,866,617)
Deemed dividends on preferred stock                 (1,195,487)               --               --           (1,195,487)
                                                  ------------      ------------      -----------         ------------
      Net loss available to common stockholders   $(20,257,461)     $    833,795      $ 1,029,152         $(20,062,104)
                                                  ============      ============      ===========         ============
Basic and diluted loss per common share           $     (21.52)                                           $     (21.32)
                                                  ============                                            ============
Basic and diluted average number of common
      shares outstanding                               941,117                                                 941,117
                                                  ============                                            ============


See accompanying notes to unaudited condensed consolidated proforma financial statements.

                  HOLIDAY RV SUPERSTORES, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

NOTE 1: OVERVIEW

         On December 6, 2002, Holiday RV Superstores, Inc. (the "Company") sold the assets of its Bakersfield, California business ("Bakersfield"), which had been operated through the Company's Holiday RV Superstores West, Inc. subsidiary, to Venture Out RV Centers, Inc. (the "Purchaser").

         The aggregate sales price paid by the Purchaser was approximately $4,132,500, less assumed liabilities of approximately $730,100 and the payoff of approximately $3,064,600 of secured inventory debt. The payoff of the secured inventory debt, plus the net proceeds from the sale, reduced the obligations to Bank of America, the Company's senior lender at the time, by approximately $3,335,700.

         The unaudited condensed consolidated pro forma financials presented herein have been prepared to show the effects of this transaction on the Company's financial position and results of operations had this transaction been completed on November 1, 2001, the first day of the fiscal year presented.

NOTE 2: PRO FORMA ADJUSTMENTS

         Certain pro forma adjustments have been recorded to reflect the effects of this transaction on the Company's financial position and results of operations had this transaction been completed on November 1, 2001. Those adjustments are summarized as follows:

         (a) This adjustment reflects the gain of $958,510, which was realized on the sale of Bakersfield. The gain consisted of two components. In connection with the sale of the net assets of Bakersfield, which had a net book value of $32,873, the Company obtained proceeds of $629,404 and recognized a gain of $596,531. The proceeds from the sale of net assets have been reflected as a pro forma adjustment to reduce the outstanding floor plan notes balance. The second component of the gain, $331,979, relates to the recognition as income of the unamortized balance of the deferred gain associated with the sale and lease back of Bakersfield's real property, which occurred in July 2000.

         (b) This adjustment reflects a reduction in annual interest expense of $100,642 resulting from the pro forma adjustment to reduce the outstanding floor plan notes balance by $629,404 as of November 1, 2001 (see adjustment (a) above). For the purpose of calculating the interest expense reduction, the Company utilized an assumed floor interest rate of 15.99%, which is consistent with the Company's actual effective floor plan interest rate for the fiscal year ended October 31, 2002.